Exhibit 99.2

August 4, 2022

Mr. Sidney Soong-Ling Chan

53 Cairnhill Road

#33-01 Cairnhill Plaza

Singapore 229664

Dear Mr. Chan,

Re: Chief Executive Officer

The purpose of this letter is to record our mutual agreement relating to the terms and conditions under which you serve as Chief Executive Officer of ALR Technologies Inc. (“ALRT” or the “Company”) and Chief Executive Officer of ALR Technologies SG Pte. Ltd. (“ALR Singapore”).

Effective May 25, 2015, you and the Company entered into a Services agreement (the “Services Agreement”) for your continued services as ALRT’s Chief Executive Officer.

With the increased focus of our business in Singapore, the proposed corporate migration from the US to Singapore, and the fact that your residency has primarily been in Singapore since the March 2020 when COVID-19 was declared a pandemic, we have assisted you in securing an employment permit whereby you could be employed in Singapore.

On June 16, 2022 the application for your employment permit was accepted and on June 28, 2022 you received your employment permit. With effect from July 1, 2022 you have entered into an agreement (“Employment Agreement”) with ALRT Singapore under which you will serve as its Chief Executive Officer.

On May 17, 2022, the Company entered into an Agreement and Plan of Merger and Reorganization with ALRT Singapore, relating to a proposed merger transaction pursuant to which all the outstanding shares of the Company will be acquired by ALRT Singapore in exchange for shares of ALRT Singapore which will result in ALRT becoming a wholly-owned subsidiary of ALRT Singapore.

In light of the foregoing you have agreed with the Company as follows:

(i)	Your Services Agreement, as amended is hereby terminated effective as of July 1, 2022. The termination will not affect your continuing to act as Chairman and Chief Executive Officer, and such other positions in the Company and its subsidiaries as you may hold;
(ii)	Since the Employment Agreement with ALR Singapore includes provisions for compensation in the event of termination, you hereby waive any right to termination compensation, including severance under paragraph 10.0 of the Services Agreement; and

(iii)	You hereby waive any compensation under the Services Agreement for the sale of business related to the merger transaction referred to above, specifically under paragraph 12.0 of the Services Agreement.

If you are in agreement that the above correctly reflects our agreement we shall appreciate your signing a copy of this letter where indicated and returning it to us.

Yours very truly

/s/ Ken Robulak

Mr. Ken Robulak

ALR Technologies Inc.

Director and Chair of the Compensation Committee

The undersigned accepts and agrees to the terms of this Agreement and has executed this Agreement this 4th day of August, 2022

/s/ Sidney Soong-Ling Chan

Mr. Sidney Soong-Ling Chan